Exhibit 10.2

CONSULTING AGREEMENT
FOR TERM

This Consulting Agreement for Term, hereinafter the “Agreement,” is entered into between:

AMERICAN RESTAURANT CONCEPTS, INC., hereinafter “ARC”, 1405 West Pinhook Road, Suite 102, Lafayette, Louisiana 70503; and,

MICHAEL P. ROSENBERGER, hereinafter “Rosenberger”, 12763 Clear Springs Drive, Jacksonville, Florida 32225;

who did declare that:

WHEREAS, Rosenberger formerly served as President, Chief Executive Officer, Chief Financial Officer, Secretary and a member of the Board of Directors of ARC and as such has valuable knowledge and information which may benefit ARC; and,

WHEREAS, ARC desires to retain Rosenberger as a consultant for a term; and,

WHEREAS, Rosenberger desires to be retained as a consultant for a term by ARC;

NOW THEREFORE, ARC and Rosenberger enter into the Agreement subject to the following terms, covenants, conditions and agreements:

1.	TERM:

The Agreement shall commence on the date the “Voluntary Resignation and Compensation Agreement, with Exclusive Assignment”, of even date entered into between ARC, Rosenberger and Moose River Management, Inc. becomes effective and terminate on December 31, 2013 at 11:59:59 p.m.

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2.	NON-CANCELABLE:

The Agreement is non-cancelable.  Neither ARC nor Rosenberger may terminate this Agreement.

3.	DUTIES OF ROSENBERGER:

Rosenberger shall assist ARC on an as requested basis through personal conferences, telephone conferences and other means of communication in connection with ARC’s prior business and future business, including but not limited to:

A.	Operating procedures.

B.	Financial conditions and obligations.

C.	Recipes.

D.	Manufacturing process.

E.	Prior contracts between ARC and any entity.

F.	General knowledge regarding prior operations of ARC.

4.	LIMITED AMOUNT OF TIME:

Rosenberger shall not be required to provide more than ten (10) hours per week of consultation per the Agreement.

5.	PAYMENT TO ROSENBERGER:

ARC in consideration of the Agreement shall pay Rosenberger for the consulting services the following:

A.	SEVENTY THOUSAND AND NO/100 ($70,000.00) DOLLARS on the effective date of this Agreement.

B.	THIRTY-TWO THOUSAND FIVE HUNDRED AND NO/100 ($32,500.00) DOLLARS on September 1, 2013.

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C.	THIRTY-TWO THOUSAND FIVE HUNDRED AND NO/100 ($32,500.00) DOLLARS on October 15, 2013.

D.	THIRTY-TWO THOUSAND FIVE HUNDRED AND NO/100 ($32,500.00) DOLLARS on December 1, 2013.

E.	THIRTY-TWO THOUSAND FIVE HUNDRED AND NO/100 ($32,500.00) DOLLARS on December 31, 2013.

On the effective date of the Agreement, ARC shall provide Rosenberger with a check for each of the five (5) payments set forth above.  ARC and Rosenberger acknowledge and agree that the checks evidencing the payments under Sections 5(B) through 5(E) will be post-dated with the date the applicable payment is required to be made. Rosenberger shall be reimbursed promptly for all reasonable and necessary business-related expenses pre-approved by ARC and incurred by Rosenberger on behalf of ARC, including travel to and from ARC, hotel rooms, meals and other related expenses.  Rosenberger shall submit expense reports to ARC along with copies of the receipts and invoices supporting the expenses.

6.	INDEPENDENT CONTRACTOR

Rosenberger and ARC acknowledge and agree that the relationship hereunder created is one of an independent contractor and not one of employment.  Rosenberger shall at all times during the Term act as an independent contractor and nothing hereunder shall be construed to be inconsistent with this relationship or status or  create or imply a relationship of employer-employee between ARC and Rosenberger.  Rosenberger shall not hold Rosenberger out to third parties as an employee of ARC, and shall have no authority to bind or commit ARC, legally or otherwise.  Rosenberger shall not be entitled to any benefits paid by ARC to ARC’s employees.  Rosenberger shall be solely responsible for any tax consequences applicable to Rosenberger by reason of this Agreement and the relationship established hereunder, and ARC shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to Rosenberger’s performance of consulting services hereunder.  ARC and Rosenberger shall report any and all payments made by ARC pursuant to this Agreement to the appropriate governmental agencies in a manner consistent with Rosenberger's status as an independent contractor.

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7.	CONFIDENTIALITY:

ARC and Rosenberger will keep the terms of the Agreement confidential, except as otherwise required by law or in connection with any legal proceeding, provided that ARC and Rosenberger may disclose relevant portions to ARC’s and Rosenberger’s respective attorneys and accountants.

8.	COVENANT NOT TO COMPETE:

A)
In consideration of the terms, covenants, conditions and agreements of the Agreement, for a period of one (1) year after the effective date of the Agreement, Rosenberger will not directly or indirectly:

(i)
Enter into or attempt to enter into the Restrictive Business (as defined below) within Duval County, Florida and within a ten (10) mile radius of the location of any franchise restaurant owned and operated by ARC as of the date of the breach.

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(ii)
Induce or attempt to persuade any employee, agent, manager or director of ARC, who is employed or engaged by ARC during the term of this covenant not to compete, to terminate such employment or relationship in order to enter into any relationship with Rosenberger, any business organization in which Rosenberger is a participant in any capacity whatsoever, or any other business or organization in competition with ARC’s business.

(iii)
Use or disclose the Confidential Information (as defined below); provided, however, that Rosenberger may use or disclose the Confidential Information: (x) in connection with a dispute between ARC and Rosenberger, or (y) pursuant to a civil investigative order or subpoena or when otherwise required by judicial or administrative process, provided that if any disclosure of the Confidential Information is required of Rosenberger pursuant to a civil investigative order or a subpoena or by a judicial or administrative process, then Rosenberger shall provide ARC with prompt notice so that ARC may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of the Agreement.

B)
Notwithstanding the above, nothing in this Section 8 shall be deemed to prevent Rosenberger from entering into a franchise agreement with ARC for the purpose of owning and operating a Dick’s Wings restaurant or any other restaurant that ARC may wish to franchise.

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C)	For purposes of the Agreement, the following terms shall have the meanings below:

(i)	“Restrictive Business” shall mean the operation of a restaurant that features chicken wings that account for 10% or more of food sales.

(ii)
“Confidential Information” means any data and information that is owned by or developed or prepared by or on behalf of ARC, whether embodied in writing or other physical form or communicated or disclosed in any other manner, and that is used by ARC in connection with ARC business that: (x) has value to ARC due to or as a result of the fact that it is not generally known by its competitors; and (y) is treated by ARC as confidential and is subject to reasonable efforts by ARC to maintain such secrecy and confidentiality.  Assuming these criteria are met, Confidential Information may include, without limitation, information relating to the financial affairs, trade secrets, products, employees, processes, recipes, business and marketing plans, methods, techniques and other proprietary information relating to the business of ARC.  Notwithstanding the foregoing, Confidential Information shall not include any data or information: (x) that has voluntarily been disclosed to the public by ARC or has become generally known to the public (except where public disclosure has been made after the date hereof by or through Rosenberger or by a third person or entity at the direction of Rosenberger in violation of the Agreement); or (y) that otherwise enters the public domain through lawful means.

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9.	INJUNCTION WITHOUT BOND

Rosenberger acknowledges that the restrictions contained in Sections 7 and 8 hereof are reasonable and necessary to protect the legitimate interests of ARC, ARC’s subsidiaries, and ARC’s affiliate, that such restrictions are deemed to be material, that ARC would not have entered into this Agreement in the absence of such restrictions, that it would be impossible or inadequate to measure and calculate ARC’s or ARC’s subsidiary’s or affiliate’s damages from any violation of those Sections and that any violation of any provision of those Sections may result in irreparable injury to ARC, ARC’s subsidiaries or affiliates (each of which shall be deemed a third party beneficiary of such restriction).  Rosenberger agrees that each of ARC, ARC’s subsidiaries, ARC’s affiliates shall, whether or not it is pursuing any potential remedies at law, be entitled to seek in any court of competent jurisdiction, preliminary and permanent injunctive relief and to specific performance of any such provision of this Agreement, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any actual or threatened breach of Sections 7 and 8 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which ARC or any subsidiary or affiliate of ARC may be entitled.  Rosenberger further agrees that no bond or other security shall be required in obtaining such equitable relief and Rosenberger hereby consents to the issuance of such injunction and to the ordering of specific performance.

10.	GOVERNING LAW:

The Agreement shall be governed and interpreted by the laws of the State of Florida.

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11.	FREELY NEGOTIATED:

ARC and Rosenberger acknowledge that the terms of the Agreement have been negotiated freely and entered into freely and there are no other agreements made outside the Agreement to induce ARC or Rosenberger to enter into the Agreement.  ARC and Rosenberger further acknowledge that Rosenberger and ARC have had an opportunity have the Agreement reviewed by independent counsel and whether or not ARC or Rosenberger has retained and consulted with independent counsel, the opportunity to do so was available and if not exercised, the failure to exercise said opportunity shall not be considered against either.  Accordingly, no adverse presumption shall be made regarding the drafting of the Agreement in favor of ARC or Rosenberger.

12.	EFFECTIVE DATE:

The Agreement shall become effective on the date the Voluntary Resignation and Compensation Agreement, with Exclusive Assignment dated on or about the date hereof between ARC, Moose River Management, Inc. and Rosenberger becomes effective.

13.	COUNTERPARTS:

This agreement may be executed in counterparts, the combination of which shall constitute the whole.

14.	FACSIMILE SIGNATURE:

Facsimile signatures of Rosenberger and ARC are acceptable and shall constitute originals for purposes of the Agreement.

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15.	PAYMENT GUARANTEE:

Notwithstanding any provision in this Agreement to the contrary, Rosenberger shall be entitled to receive the compensation set forth in Section 5 regardless of any breach of any provision of this Agreement by Rosenberger, regardless of any claim by ARC that Rosenberger has breached any provision of this Agreement, and regardless of whether ARC or Rosenberger terminates or attempts to terminate this Agreement.  ARC acknowledges that it shall have no right to the return of any portion of the compensation provided to Rosenberger under this Agreement.  ARC’s obligations under this Section 14 shall survive the termination of this Agreement, regardless of the reason for termination, and shall inure to the benefit of Rosenberger and his heirs, beneficiaries, successors, assigns, executors and administrators.

IN WITNESS WHEREOF, ARC and Rosenberger have executed the Agreement in multiple originals on the date set forth below.

ARC:

AMERICAN RESTAURANT CONCEPTS, INC.

/s/ Rick Akam
BY:	Rick Akam
DATE:	7/12/13

ROSENBERGER:

/s/ Michael P. Rosenberger
MICHAEL P. ROSENBERGER
DATE:	7/12/13

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